EXHIBIT 10.39

BOYD GAMING CORPORATION

DEFERRED COMPENSATION PLAN

FOR THE

BOARD OF DIRECTORS AND KEY EMPLOYEES

TABLE OF CONTENTS

Article 1.	Introduction
Article 2.	Definitions
Article 3.	Plan Specifications
Article 4.	Distributions and Loans
Article 5.	Plan Investment
Article 6.	Beneficiary
Article 7.	Vesting and Forfeitures
Article 8.	Benefits
Article 9.	Administration
Article 10.	Miscellaneous

ARTICLE 1. - INTRODUCTION

Whereas, the Employer established a supplementary employee retirement plan to provide deferred compensation for a select group of management or highly compensated employees as chosen by the Employer effective June 1, 1998, and

Whereas, the Employer, who has determined pursuant to the laws of the Employer’s state, may establish such a Plan;

Whereas, the Plan, as heretofore adopted, provides, among other things, that the Employer may amend or terminate the Plan at any time;

Whereas, the Employer wishes to amend the Plan into the to form set forth in this Agreement;

Whereas, the Employer intends to maintain two nonqualified plans of deferred compensation, one of which is for a select group of management and highly compensated employees, and the other for non-employee Directors, both of which are described in this document, and which shall together be called the Boyd Gaming Corporation Deferred Compensation Plan for the Board of Directors and Key Employees and

Whereas, the Employer wishes to provide under the Plan for the payment of vested accrued benefits to the Participants and their beneficiary or beneficiaries, and

Whereas, the Employer wishes to provide under the Plan that the Employer shall pay the entire cost of vested accrued benefits from its general assets and set aside contributions by the Employer to meet its obligations under the Plan, and

Whereas, the Employer intends that the assets of the Plan and Trust shall at all times be subject to the claims of the general creditors of the Employer,

Now therefore, the Employer does amend and restate the existing Plan to provide as follows, and does also hereby agree that the Plan shall be structured, held and disposed of as follows:

ARTICLE 2. - DEFINITIONS

“Age” means age at nearest birthday.

“Beneficiary” means the beneficiary or beneficiaries designated by the Participant in the Enrollment Agreement who are to receive any distributions payable upon the death of the Participant.

“Board” means the Employer’s Board of Directors of Boyd Gaming Corporation.

“Change of Control” means the occurrence of any of the following:

a)	the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of more than 50 percent of either the outstanding shares of common stock or the combined voting power of the, Employer’s then outstanding voting securities entitled to vote generally, other than through a transaction arranged by, or consummated with the prior approval of, the Board of Directors of the Employer; or

b)	the end of a two-consecutive year period in which the individuals who at the beginning of such period constituted the Board of Directors (and any new Director whose election by the Board or whose nomination for election by the stockholders of the Employer was approved by a vote of at least two-thirds (2/3) of the Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

c)	approval by the stockholders of the Employer of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Employer immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Employer’s then outstanding securities, or a liquidation or dissolution of the Employer or of the sale of all or substantially all of the Employer’s assets; or

d)	approval by stockholders of the Employer of a plan of complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of the Employer’s assets.

“Compensation” means the amount payable to an Eligible Employee or director, for services rendered to the Employer, such as Board fees, base salary or annual incentive compensation that is reportable to the Federal Government for the purpose of withholding Federal income taxes, or which would be reportable if it were not deferred by the Eligible Employee under this Plan.

“Deferred Compensation” means the amount of Compensation that the Participant elects to defer under the Enrollment Agreement and that the Participant and the Employer mutually agree shall be deferred in accordance with the Plan and/or the amount of any contributions made by the Employer on behalf of the Participant.

“Disability” means a Participant’s total and permanent disability as a result of disease or bodily injury so as to render the Participant incapable of engaging in any substantial gainful activity by reason of any medically determinable physical or mental impairment or impairments that can be expected to result in death or that have lasted or can be expected to last for a continuous period of not less than twelve (12) months, provided that the Participant is eligible for and receives disability benefits under the Social Security Act. The Plan Administrator shall have the exclusive right of determining, with the assistance of a competent physician whether a Participant has suffered a Disability. A certificate to that effect, executed by the Plan Administrator and supported by the affidavit of an examining physician, shall be sufficient evidence of such fact and may be so accepted by the Plan Administrator without further inquiry, provided that all Participants under similar circumstances shall be treated alike.

“Effective Date” means, as to the Plan, June 1, 1998, and as to this amendment and restatement, January 1, 2002.

“Eligible Employee” means, in the case of the Directors Plan, a member of the Employer’s board of directors who is not also an employee of the Employer, and in the case of the Key Employee Plan, part of a select group of management or highly compensated individuals in grade 22 or its equivalent and higher who performs services for the Employer as an employee and who has been chosen by the Employer each year, in its sole discretion, to be eligible to participate in the Plan. Eligible Employee also includes those employees of Employer’s subsidiaries and affiliates who satisfy the foregoing criteria.

“Employer” means Boyd Gaming Corporation, its subsidiaries and affiliates, and any succeeding or continuing corporation.

“Employment or Re-employment Commencement Date” means the date on which the Eligible Employee first performs an Hour of Service for the Employer.

“Enrollment Agreement” means the agreement entered into by a Participant which specifies the amount of Deferred Compensation, the Participant’s Beneficiary and the Participant’ election of form of payment on Termination of Service.

“401(k) Plan” shall mean the Boyd Gaming Corporation 401(k) plan and the Marina District Development Company 401(k) plan.

“Hardship Withdrawal” A withdrawal is on account of hardship if it is due to an unforeseen emergency which creates a hardship and which occurs during employment and prior to the Participant’s retirement and commencement of benefits. An unforeseen emergency is defined as (1) payment of uninsured medical care expenses previously incurred by the Participant or the Participant’s spouse or dependents, or (2) uninsured loss of the Participant’s or Beneficiary’s property due to casualty, or (3) payment of tuition, related educational fees from an accredited university including room and board expenses for the next 12 month of post-secondary education for the Participant or the Participant’s spouse, children or dependents, or (4) payments necessary to prevent eviction from or foreclosure on a mortgage on the participant’s principal resident, or (5) costs related to the purchase of a Participant’s principal residence (not including mortgage payments).

Payment may not be made to the extent that such hardship is or may be relieved (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s assets to the extent the liquidation of these assets would not itself cause severe financial hardship or (3) cessation of deferrals under the Plan.

“Normal Retirement Age” means Age 59 1/2 years.

“Participant” shall mean any Eligible Employee selected by the Employer who has elected to participate in the Plan by entering into an Enrollment Agreement.

“Participant’s Account” means an account established and maintained by the Employer for a Participant that is used to measure the benefits to be paid under the Plan.

“Plan” means the Boyd Gaming Corporation Deferred Compensation Plan for the Board of Directors (the “Directors Plan”), or the Boyd Gaming Corporation Deferred Compensation Plan for Key Employees (the “Key Employees Plan”), as amended and restated as of January 1, 2002 in this document. Each of such plans is a separate plan, and both together are included in this document and are referred to by the singular term “Plan.”

“Plan Administrator” means Boyd Gaming Corporation, acting through the Plan Administrative Committee appointed from time to time by its Board of Directors; provided, that if at any time no such committee has been appointed and is serving, then the entire Board of Directors shall be deemed to be serving as the Plan Administrative Committee.

“Plan Year” means the 12 consecutive month period beginning on each January 1st and ending on the next following December 31st.

“Service” means employment with the Employer including leaves of absence authorized by the Employer (such as a temporary absence authorized by the Employer because of vacation, sickness, injury, disability, layoff, or jury duty) and service in the armed forces of the United States, commencing while he is an employee, provided that he returns to the employment of the Employer as an employee at the end of such authorized absence, or within the applicable period specified in the Military Selective Service Act of 1967, and amendments thereto, after release from such service with the armed forces. Moreover, in calculating the number of a Participant’s Years of Credited Service and length of participation in this Plan for all purposes hereunder, such period of absence or service with the armed forces subsequent to becoming a Participant hereunder, will be counted. However, no Contributions will be made to the Plan during such periods of absence or service with the armed forces.

“Termination of Service” shall mean severance of the Participant’s services for the Employer for any reason, including retirement.

“Top Hat Plan” means a non-qualified deferred compensation plan for a select group of management or highly compensated employees, within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974.

“Trust” shall mean the Trust Agreement between the Employer. and the Trustee.

“Trustee” means the Trustee named in the Trust and their duly appointed and acting successor Trustee which shall be appointed by the corporation, and may consist of one or more persons.

ARTICLE 3. - PLAN SPECIFICATIONS
3.1	Each Eligible Employee shall be eligible to participate in the Plan on the Effective Date. Thereafter, each Eligible Employee shall be eligible to participate in the Plan as of the first day of the calendar year following the calendar year in which he is hired or promoted into a position making him an Eligible Employee.

3.2	An Eligible Employee may enroll and become a Participant by executing an Enrollment Agreement in each calendar year preceding the calendar year in which deferral of compensation is to commence.

3.3	The Participant shall specify in his Enrollment Agreement the amount of Compensation to be deferred under the Plan. The maximum permitted to be deferred by an employee under the Plan is (1) 15% of base salary, and (2) 50% of incentive compensation paid. The maximum permitted to be deferred by a non-employee director under the Plan is 100% of Board of Directors fees. Additional deferrals by employees will be allowed in anticipation of the funding of the Participant’s account under the 401(k) Plan as provided in Section 3.11, below. The Plan Administrator may establish minimum deferral amount requirements and maximum limits.

3.4	Any salary deferrals made by an Eligible Employee under this Plan shall be held as an asset of the Employer, and the Employer intends to deposit amounts equal to the aggregate amounts deferred by all Participants into the Trust.

3.5	The Participant may terminate his Enrollment Agreement, and be restored to full Compensation, at any time by giving written notice to the Plan Administrator. The termination shall be effective as soon as practicable, and in no event later than the second payroll date following receipt of the notice by the Plan Administrator. The Participant may change his Enrollment Agreement by giving written notice of such change to the Plan Administrator, prior to the calendar year in which such change is to be effective. An election to defer Compensation under this Plan, or to change the amount of Deferred Compensation, shall apply only to Compensation earned after such election.

3.6	If a Participant suffers a hardship and receives a hardship withdrawal as defined in Article 2, the Participant shall be deemed to revoke his deferral election for the remainder of the calendar year in which the hardship withdrawal has occurred.

3.7	The Plan Administrator has the power to establish rules and from time to time to modify or change such rules governing the manner and method by which salary deferral contributions may be changed or discontinued temporarily or permanently.

3.8	A Participant’s Enrollment Agreement shall remain in effect unless previously modified or terminated as herein permitted until the Participant’s Termination of Service.

3.9	All salary deferrals shall be authorized by the Participant in writing, made by payroll deduction, and deducted from the Participant’s compensation without reduction for any taxes or withholding (except to the extent required by law or the regulations). Equivalent amounts shall be added to the Participant’s Account as of a date within 30 days after the date of each salary deferral, and concurrently, contributions in amounts equal to the salary deferrals shall be paid over to the Trust by the Employer.

3.10	The Employer may make a discretionary matching or additions to the Participant’s Account, in an amount determined by the Employer in its sole discretion, and shall concurrently contribute that amount to the Trust.

3.11	Each Participant who is eligible to participate in the 401(k) Plan and who elects the maximum permitted deferral under the 401(k) Plan for a year (the “determination year”) may, by so electing, cause all or a portion of the compensation deferred under this Plan to be transferred to the 401(k) Plan (up to the maximum amount permitted by Section 402(g) of the Internal Revenue Code), pending completion of the annual nondiscrimination testing under the 401(k) Plan Employer shall, not later than March 15 of the year following the determination year, transfer (or cause the Trustee to transfer) funds to the trustee of the 401(k) Plan for deposit in the account of the Participant under the 401(k) Plan. Concurrently, the Participant’s Account under this Plan shall be reduced by the amount so transferred. Any portion of the deferrals in anticipation of the 401(k) Plan funding that are not so transferred shall remain in the Participant’s Account under this Plan. Such election must be made not later than December 31 of the calendar year preceding the calendar year for which the election is made, and such election may not be revoked after that date. The Employer’s determination of the maximum amount that may be contributed to the 401(k) Plan on behalf of each Participant shall be conclusive.

ARTICLE 4. - DISTRIBUTIONS AND LOANS

4.1	All distributions to or for the benefits of a Participant shall be made in accordance with Article 8. Except for distributions described below, no benefits shall be distributed prior to the Participant’s termination of employment with the Employer.

4.2	There are no loans available under this Plan; however, a Participant may make a Hardship Withdrawal, as defined in Article 2, under the Plan. Any Eligible Employee who is a Participant in both this Plan and the 401(k) Plan must draw down all funds available to him under this Plan before he can request a hardship withdrawal from the 401(k) Plan, but only to the extent that such 401(k) Plan allows for Hardship Withdrawals.

4.3	Scheduled In-Service Withdrawal - No Penalty. A Participant may request from the Employer, at least 2 years prior to the distribution date, an irrevocable scheduled in-service withdrawal from the Participant’s Account. The withdrawal will not be paid until the Participant has had at least 5 years of Plan participation. The maximum withdrawal cannot exceed 20% of the current market value of the vested portion of the Participant’s Account. Only one withdrawal can be paid in any year. At the time the withdrawal is requested, the amount to be distributed must be stated as either (a) a specific dollar amount (no greater than the value of the Participant’s Account at the time the distribution is made), or (b) a specific percentage of the Participant’s Account balance at the time the distribution is made.

4.4	Unscheduled In-Service Withdrawal—Penalty. A Participant may request from the Employer an unscheduled in-service withdrawal from the Participant’s Account, subject to a penalty, equal to 10% of the amount requested. The amount requested, plus the 10% penalty, may not exceed the vested portion of the Participant’s Account. The 10% penalty amount will be forfeited. At the time the withdrawal is requested, the amount to be distributed must be stated as either (a) a specific dollar amount (no greater than the value of the Account at the time the distribution is made), or (b) a specific percentage of the Participant’s Account balance at the time the distribution is made.

4.5	An in-service withdrawal election stated above shall automatically be revoked if the in-service withdrawal date is on or after the Participant’s termination date.

4.6	In addition to withdrawals for distribution, as provided in Sections 4.1 through 4.6, to the extent contemplated in Section 3.11, amounts may be withdrawn from the Participant’s Account and contributed to the 401(k) Plan.

ARTICLE 5. - PLAN INVESTMENT

5.1	All contributions will be invested by the Trustee under the Diversified Investors Funds Group, and Diversified Investors Strategic Allocation Funds (Mutual Funds under which accounts will be established for each Participant). Each Participant shall elect which of such funds shall be used for that Participant’s Account, and, if more than one fund is elected, in what proportions. The Participant may change the election of funds and proportions no more frequently than twice in any year.

5.2	Each Participant’s Account shall be credited with earnings and charged with losses of the funds elected by him, in the proportions elected by him.

5.3	All amounts in the Trust, including all investments purchased with such amounts and all income attributable thereto, shall remain (until made available to the Participant or Beneficiary) solely the property of the Employer (without being restricted to the provision of benefits under the Plan) subject to the claims of the Employer’s general creditors. No Participant or Beneficiary shall have any secured or beneficial interest in any property, rights or investments held by the Employer in connection with the Plan.

ARTICLE 6. - BENEFICIARY

6.1	The Participant’s Enrollment Agreement shall designate the Beneficiary or Beneficiaries who are to receive distributions in the event of the Participant’s death. If the Participant has not properly designated a Beneficiary, or if for any reason such designation shall not be legally effective, or if said designated Beneficiary or Beneficiaries shall predecease the

Participant, then the Participant’s estate shall be treated as the Beneficiary. A Participant may change his Beneficiary designation at any time by amending his Enrollment Agreement.

ARTICLE 7. - VESTING AND FORFEITURES

7.1	The portion of a Participant’s Account attributable to salary deferrals, including 401(k) excess amounts, as adjusted for earnings and losses of the investment funds elected by the Participant pursuant to Article 5, shall be fully vested at all times. Except for death payments which are 100% vested immediately upon death, the Employer matching and discretionary nonelective contributions shall be determined in accordance with a vesting schedule selected by the Employer in its discretion, with the terms of such vesting schedule to be communicated to the Participants. However, all contributions, even those that are 100% vested are subject to the reach of the Employer’s creditors in the event of insolvency

7.2	When employment is terminating and payment is not deferred, the amount of the payment shall be based on the value of the Participant’s Account plus any contributions subsequently credited to such Account, the amount of which shall immediately be distributed.

ARTICLE 8. - BENEFITS

8.1	Termination, Death or Disability. The Participant shall elect the payment option described in 8.3 below under which distribution will be made following his retirement. Such election shall be designated by the Participant in the Enrollment Agreement. However, if the Participant’s Termination, Death or Disability is prior to his Normal Retirement Age (or, in the case of a Participant who became a Participant prior to the Effective Date of this amendment and restatement of the Plan, prior to reaching the age of 55), the distribution will be in the form of a lump sum cash payment. Payment of benefits will begin as soon as administratively feasible after his Termination of Service provided that in no case will payment of benefits begin later than 60 days after the close of the Plan Year in which the Participant terminates service.

8.2	Change of Control. Benefits under this Plan are immediately payable in a lump sum upon a Change of Control as described in Article 2.

8.3	Retirement Distributions. Distributions shall be made as elected by the Participant in his Enrollment Agreement, subject to 8.4 below, under one or more of the following payment options.

(a) in a lump sum cash payment; or

(b) if the account balance is at least $5,000, substantially equal monthly, quarterly or annual payments over a period of 5, 10 or 15 years.

If periodic payments are elected, the Participant’s Account shall be reduced by each such payment, and the remaining portion of the Participant’s Account shall continue to be credited with earnings and losses in the manner stated in Article 5.

Note: Default payment is a lump sum payment.

8.4	Distribution Election Changes. Subject to the approval of the Employer, a Participant may request to change his or her form of distribution payment, or to further defer to a later date certain a previously elected in-service withdrawal, at any time prior to 60 days before the beginning of the year of commencement of distributions, by providing a written request to the Plan Administrator. If a Participant is receiving installment payments as described in (b) above, and such Participant meets the requirements to make a Hardship Withdrawal, such Participant may elect to change his form of payment to (a) above without 10% penalty. If a hardship has not occurred, a lump sum may be elected, subject to a 10% penalty.

ARTICLE 9. - ADMINISTRATION

9.1	Plan Administrator. The Plan Administrator shall administer the Plan.

9.2	Power and Authority. The Plan Administrator shall have full power and authority to adopt rules and regulations (including without limitation a reasonable claims procedure) for the administration of the Plan, and to interpret, alter, amend, or revoke any rules and regulations so adopted. The Plan Administrator shall have full power and authority to interpret the terms and provisions of this Plan and any instrument filed hereunder.

9.3	Presumption of Fairness. Every action taken by the Plan Administrator shall be presumed to be a fair and reasonable exercise of the authority vested in, or the duties imposed upon, the Plan Administrator. The Plan Administrator shall be deemed to have acted impartially as to all persons interested, unless the contrary be proven by affirmative evidence. The Plan Administrator shall not be liable for amounts of Deferred Compensation by a Participant or for other amounts payable under the Plan.

9.4	Other Parties. Any person or entity which issues policies, contracts, or investment media to the Employer or in respect of a Participant is not a party to this Plan and such person or entity shall have no responsibility, accountability or liability to the Employer, the Plan Administrator, any Participant, or any Beneficiary with regard to the operation or adequacy of this Plan, including any future amendments made thereto.

9.5	Information Requests. Any party entitled to payment under this Plan shall comply with all written requests of the Plan Administrator or its designee to furnish the Plan Administrator with any information known or available to such party and necessary to the administration of the Plan.

9.6	Expenses. If not paid by the Employer, all reasonable expenses incurred in the administration of the Plan, including without limitation those of the Trustees and the Plan Administrator, shall be paid from Participants’ Accounts to which such expenses are allocable.

9.7	No Fiduciary Relationship. Neither the Plan, nor any action taken by the Plan Administrator or the Employer, shall create or be deemed to create a trust or fiduciary relationship of any kind between the Employer and the Participant, his or her Beneficiary, or any other person.

9.8	Employment. Participation in this Plan shall not be deemed to be a contract of employment between the Employer and any Employee. Nor shall anything contained herein be deemed to give any Employee the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge any Employee at any time, nor shall it be deemed to give the Employer the right to require any Employee to remain in its employ, nor shall it interfere with such Employee’s right to terminate his employment at any time (as may be provided in any contract or agreement affecting such employment).

ARTICLE 10. - MISCELLANEOUS

10.1	Amendment of Plan. The Employer reserves the right to amend any provisions of the Plan at any time to the extent that it may deem advisable without the consent of the Participant or any Beneficiary provided that no such amendment shall impair the rights of Participants or Beneficiaries with respect to Compensation deferred before such amendment. Without limiting the generality of the foregoing, the Employer may amend the basis upon which earnings and losses are credited under the Plan.

10.2	Termination of Plan. The Employer reserves the right to terminate the Plan at any time. Upon termination of the Plan, the Participant’s full Compensation on a non-deferred basis will be thereupon restored. Distribution of any benefits to Participants may only commence upon the occurrence of any of the specified events as provided in Article 8 except as stated in the following sentence. If the Key Employee Plan, which was designed and intended to be a Top-Hat Plan, is deemed not to be a Top-Hat Plan, it will be terminated and contributions will be distributed to Participants in the Plan.

10.3	Finality of Decisions. The Plan Administrator’s benefit determinations or other decisions or interpretations made under the Plan shall be binding and final on all interested parties.

10.4	The Employer may, from time to time, hire outside consultants, accountants, actuaries, legal counsel, or record-keepers to perform such tasks as the Employer may from time to time determine are necessary in the administration of the Plan

10.5	In the event that any Participants in the Key Employee Plan are found to be ineligible, that is, not members of a select group of highly compensated employees, according to a determination made by the Department of Labor, the Employer will take whatever steps it deems necessary, in its sole discretion, to equitably protect the interests of the affected Participants.

10.6	No benefits under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance. The provisions of this Plan shall be binding upon and inure to the benefit of the Employer and Participants and their respective successors, heirs, personal representatives, executors, administrators, and legatees.

10.7	Benefits under the Plan shall be paid from the Trust only to the extent the Employer is not at the time of payment insolvent. Any vested accrued benefits under the Plan represent an un-funded, unsecured promise by the Employer to pay these benefits to the Participants when due. A Participant has no greater right to Trust assets than the general creditors of the Employer in the event that the Employer shall become insolvent. Trust assets can be used to pay only vested accrued benefits under the Plan or the claims of the Employer’s general creditors.

10.8	This Plan and the Enrollment Agreement, and any subsequently adopted amendment thereof, shall constitute the total agreement or contract between the Employer and the Participant regarding the Plan. No oral statement regarding the Plan may be relied upon by the Participant.

10.9	Change of Law. If, because of a change in law, the Trust should be determined to no longer be considered a “rabbi trust” as currently permitted by IRS Private Letter Ruling 8113107, then the Plan and Trust shall be deemed to have terminated as of the effective date of the change in law which nullified its status as a “rabbi trust”.

10.10	This Plan shall be construed under the laws of Nevada.

IN WITNESS WHEREOF, Boyd Gaming Corporation has caused this Plan to be executed by its duly authorized officers this 6th Day of December, 2001

IN PRESENCE OF:

/s/ WILLIAM S. BOYD	/s/ DONALD D. SNYDER
William S. Boyd	Donald D. Snyder
Chairman of the Board and Chief Executive Officer	President